EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Freeport-McMoRan Copper & Gold Inc. 2006 Stock Incentive Plan of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedule of Freeport-McMoRan Copper & Gold Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Freeport-McMoRan Copper & Gold Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Freeport-McMoRan Copper & Gold Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana
July 26, 2006